Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
REPLACED WITH “[***]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY
HARMFUL IF PUBLICLY DISCLOSED.

Four Tower Bridge
200 Barr Harbor Drive, Suite 200
West Conshohocken, PA 19428

April 14, 2025

Dr. Rebecca Taub

Dear Becky:

I am pleased to offer you the new role of Senior Scientific Advisor for Madrigal Pharmaceuticals, Inc. (hereinafter “Madrigal Pharmaceuticals” or the “Company”), continuing to report directly to me, through the remainder of 2025 (with the option to extend the employment relationship by mutual agreement or enter into a consulting agreement by mutual agreement in 2026).

1.Effective Date: The effective date of your new role will be April 21, 2025 and will tentatively terminate on December 31, 2025 without Cause (unless an intervening for Cause event occurs), as defined in the Severance Agreement referenced below (the “Termination Date”) unless extended by mutual agreement. The general responsibilities of the Senior Scientific Advisor role are summarized in Exhibit A attached hereto. Following the Termination Date, it is agreed that you will receive the severance benefits set forth in the Severance and Change of Control Agreement (“Severance Agreement”) attached hereto as Exhibit D, executed as of the date hereof, subject to the specific terms and conditions set forth therein. For absolute clarity, the Separation Bonus referenced in the Severance Agreement will be paid in addition to the 2025 bonus referenced below in Section 2b. The time period between the start of your new role and the Termination Date is referred to herein as the “Transition Period.” You will continue to serve as a Director on Madrigal’s Board of Directors through and after the Termination Date subject to the customary requirements associated with that position.

1.Compensation:

a.Salary: Your annual base salary will remain $621,000, payable semi-monthly at a rate of approximately $25,875, less all applicable taxes and other customary employment-related deductions, in accordance with the Company’s payroll practices.

a.Bonus: Unless you are terminated for Cause before the Termination Date you will receive an annual performance-based bonus for calendar year 2025 at no less than your target bonus opportunity of 50% of your annual base salary. Any amount higher than that will be based on the achievement of reasonable corporate and individual targets that will be determined by the discretion of the Company’s Compensation Committee, and your satisfaction of individual performance standards and expectations, as determined by your supervisor. For the avoidance of doubt, you must be employed through the Termination Date to be eligible for such bonus payment, except as provided in the attached Severance Agreement.

1.Equity Grants: You will retain all pre-existing equity grants and awards, which shall continue to be governed by the applicable Plan documents and individual grant agreements. As a Director, you will be eligible for future equity grants and compensation as is customary for Directors, and your exercise period applicable to all of your vested stock options will be the earlier of: (a) three months following the date you are no longer serving as a Director; or (b) the option expiration date. For absolute clarity, nothing herein or in the attached exhibits shall affect or modify in any way your Company stock ownership and/or your rights as a shareholder.

1.Benefits: As a full-time employee, you will remain eligible to participate in Company-sponsored health and welfare and 401(k) benefit plan elections subject to the same terms, conditions, and limitations. All such benefits and plan offerings may be changed or modified from time to time at the Company’s sole discretion.

1.Paid Time-Off: You will remain eligible for Madrigal paid holidays, sick time, and paid time off in accordance with applicable policy guidelines and will retain your pre-existing vacation, float, sick and PTO Bank balances.

1.Employment At-Will and Severance Benefits: Notwithstanding the tentative Termination Date noted above, your employment with the Company will remain “at-will”, meaning that you will not be obligated to remain employed by the Company for any specified period of time. Similarly, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause. If you are terminated without Cause or leave for Good Reason (as defined in the Severance Agreement) before the Termination Date you will receive the severance benefits set forth therein, and will continue to serve as a Director as set forth above.

1.Continuing Obligations: An updated Employee Proprietary Information and Invention Assignment Agreement (“EPIIA Agreement”) is attached hereto as Exhibit B.

1.Indemnification Agreement: The Indemnification Agreement that you executed on April 4, 2025, which is attached hereto as Exhibit C, remains in full force and effect.

1.Jurisdiction and Waiver: In the case of any dispute, this offer of employment shall be interpreted under the laws of the Commonwealth of Pennsylvania. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Pennsylvania by a judge alone, and you knowingly waive and forever renounce your right to a trial before a civil jury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Becky, we are extremely grateful for your inspirational leadership and look forward to your continued contributions to Madrigal’s success. Please indicate your acceptance of the foregoing by signing where indicated below.

Sincerely,

MADRIGAL PHARMACEUTICALS, INC.

/s/ Bill Sibold Date: April 16, 2025
Bill Sibold
Chief Executive Officer

Agreed to and accepted:

/s/ Rebecca Taub, M.D.
Name: Rebecca Taub, M.D.             Date: April 16, 2025

Exhibit A
April 14, 2025

Dr. Rebecca Taub

Senior Scientific Advisor Responsibilities

[***]

Four Tower Bridge
200 Barr Harbor Drive, Suite 200
West Conshohocken, PA 19428

EXHIBIT B

April 14, 2025

Dr. Rebecca Taub

Dear Becky:

This letter is to confirm our understanding with respect to (i) your agreement not to compete with Madrigal Pharmaceuticals, Inc. or its current or future subsidiaries or Affiliates (collectively, the “Company”), (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and your agreement concerning Company Inventions specified herein (with the terms and conditions agreed to in this letter being referred to as the “Agreement”). For these purposes, an “Affiliate” is a person or entity that controls, is controlled by or is under common control with the Company, with “control” meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise. You hereby acknowledge and agree that you are an “at-will” employee and that no provision of this Agreement shall be construed to create an express or implied employment contract, or a promise of employment for a specific period of time, and the Company expressly reserves the right to end your employment at any time, with or without notice or cause.

In consideration of your employment by the Company, the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.Prohibited Competition and Solicitation.

(a)Certain Acknowledgments and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You will devote your full time and efforts to the business of the Company and, during the period of your employment with the Company (the “Term”) and for a period of twelve (12) months following termination of your employment (whether such termination is voluntary or involuntary), shall not participate, directly or indirectly, in any capacity, in any business which is competitive with the Company’s Field of Interest (as described below) in any geographic area in which the Company conducts business or plans to conduct business unless you have received the prior written consent of the Company. You acknowledge and agree that a business will be deemed competitive with the Company if it (1) conducts research, (2) is developing or intends to develop any product candidate, (3) performs any of the services or manufactures or sells any of the products provided or offered by the Company or (4) performs any other services and/or engages in the production, manufacture, distribution or sale of any product that may be purchased in lieu of purchasing services performed or products produced, manufactured, distributed or sold by the Company, in each case within the Field of Interest at any time during the period of your employment with the Company. As used herein, the term “Field of Interest” means [***]. You hereby acknowledge and agree that the Field of Interest shall be assessed for purposes of this Agreement as of the date on which your employment with the Company terminates.

(iii) You further acknowledge and agree that, during the course of your employment with the Company, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company’s business and that the Company may provide you with unique and specialized training. You also acknowledge that such confidential information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort, and money and that all such confidential information and training could be used by you to compete with the Company.

(iv) You have been advised to consult with an attorney of your choice in connection with this Agreement and have been provided the time necessary for such consultation as is reasonable under the circumstances and, if applicable to your work location, in compliance with any state-specific review periods.

(b) Non-Solicitation. During the Term and for a period of twelve (12) months following termination of your employment, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

(i) either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any vendor, business relationship or customer of the Company, with whom you had business-related communications on behalf of the Company or on whose project you provided services as a Company employee, with the effect or intention of reducing or limiting the amount of business that such vendor, business counterparty or customer does with the Company and for the benefit of a Competitor; or

(ii) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultants to the Company (other than your spouse), who have been employees or consultants of the Company at any time during the Term, or who are employees or consultants of the Company at the time of the solicitation, with whom you had business-related communications on behalf of the Company or with whom you worked in your capacity as a Company employee, to leave the services of the Company to provide services to any Competitor.

(c) Reasonableness of Restrictions. You further acknowledge and agree that (i) the activities which are prohibited by this Section 1 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) given the global nature of the Company’s business, including its need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable, the geographic, length of time and substantive scope of the provisions of this Section 1 are reasonable, legitimate and fair to you.

(d) Survival of Acknowledgments and Agreements. Except as expressly set forth hereunder, your acknowledgments and agreements set forth in this Section 1 shall survive the termination of your employment with the Company for the periods set forth above.

2. Protected Information.
(a)Confidentiality Obligations. You shall at all times, both during the Term and thereafter, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any Confidential Information of the Company. As used herein, the term “Confidential Information” shall mean any information which is disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and is not generally available to the public, including but not limited to confidential information concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, Company Inventions (as defined in Section 3), or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company or of any third party provided to you during the Term. In the event anyone not employed or otherwise engaged by the Company seeks information from you in regard to any such Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, you will promptly notify the chief executive officer of the Company.

a.Limited Exceptions. The restrictions in Section 2(a) hereof shall not apply to information that, as can be established by competent written records: (i) was publicly known at the time of the Company’s communication thereof to you; (ii) becomes publicly known through no fault of yours subsequent to the time of the Company’s communication thereof to you; (iii) was in your possession free of any obligation of confidence at the time of the Company’s communication thereof to you; or (iv) is developed by you independently of and without reference to or use of any of the Company’s Confidential Information. In the event that you are required by law, regulation or court order to disclose any of the Company’s Confidential Information, you shall (i) first notify the Company of such disclosure requirement, unless such advance notice requirement is prohibited by law and (ii) furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

a.Protected Rights. Nothing in this Agreement prohibits or restricts you or your attorney from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, any regulatory or self-regulatory organization, or any other governmental authority. Nothing in this Agreement in any way prohibits or is intended to restrict or impede you from discussing the terms and conditions of your employment with coworkers or union representatives or exercising any other protected rights under Section 7 of the National Labor Relations Act.

a.Survival of Acknowledgments and Agreements. Except as expressly set forth hereunder, your acknowledgments and agreements set forth in this Section 2 shall survive the termination of your employment with the Company.

3. Ownership of Intellectual Property Ideas.

(a)Property of the Company. As used in this Agreement, the term “Inventions” shall mean all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae, whether patentable, copyrightable or not, including all rights to obtain, register, perfect and enforce any of the foregoing. You hereby agree that any Inventions which you may conceive, reduce to practice or develop during the Term, whether in connection with the business activities of the Company or otherwise, alone or in conjunction with any other party, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or otherwise (collectively, the “Company Inventions”), shall be the sole and exclusive property of the Company. You hereby assign to the Company all of your right, title and interest in and to all such Company Inventions and hereby agree that you shall not publish any of the Company Inventions without the prior written consent of the Company.

a.Cooperation. During the Term, you agree that, without further compensation, you will disclose promptly to the Company in writing, all Company Inventions you conceive, reduce to practice or develop during the Term (or, if based on or related to any Confidential Information of the Company obtained by you during the Term, within one (1) year after the termination of your employment). You further agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be reasonably required to perfect the Company’s rights in and to any of such Company Inventions, including, but not limited to, joining in any proceeding to obtain patents, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Company Inventions; provided, that, the Company will bear the expense of such proceedings (including all of your reasonable expenses). You further agree that any patent or other legal right covering any Company Invention so issued to you, personally, shall be assigned by you to the Company without charge by you. You further acknowledge that all original works of authorship made by you, whether alone or jointly with others within the scope of your employment and which are protectable by copyright are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. § 101, as amended, the copyright of which shall be owned solely, completely and exclusively by the Company. If any Company Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. § 101, as amended, such work shall be owned solely by, or hereby assigned or transferred completely and exclusively to, the Company. If the Company is unable because of your mental or physical incapacity or for any other reason, after reasonable effort, to secure your signature on any document or documents needed to obtain or enforce any patent, copyright, trademarks or any other rights covering Inventions or original works of authorship assigned by you to the Company as required above, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and in your behalf and stead to execute and file any application or assignment and to do all other lawfully permitted acts to further the prosecution and issuance to the Company of patents, copyright registrations, trademark registrations or similar protections covering the Inventions with the same legal force and effect as if executed by you.

a.Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, notwithstanding any other provision of this Agreement: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (ii) if you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

4. Provisions Necessary and Reasonable/Breach/Attorneys’ Fees. You agree that (i) the provisions of Sections 1, 2 and 3 of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, Company Inventions, and goodwill and (ii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. In the event the Company takes any court action with respect to your breach or threatened breach of this Agreement, the prevailing party shall be obligated to reimburse the other party for its reasonable attorneys’ fees and costs incurred in such action.

5. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.
6. Representations Regarding Prior Work and Legal Obligations.

(a)You represent that you have no agreement or other legal obligation with any prior employer or any other person or entity that restricts your ability to engage in employment discussions with, employment with, or to perform any function for, the Company.

a.You represent that you have been advised by the Company that at no time should you divulge to or use for the benefit of the Company, any trade secret or confidential or proprietary information of any previous employer. You acknowledge that you have not divulged or used any such information for the benefit of the Company.

a.You acknowledge that the Company is basing important business decisions on these representations and affirm that all of the statements included herein are true.

1.Records. Upon termination of your employment relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

1.No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability, or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

1.General.
(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission with confirmed receipt thereof (and with a copy of such telex, telecopy or facsimile, together with a copy of the confirmation sent to the recipient by regular U.S. mail on the next business day), (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the Company: Madrigal Pharmaceuticals
Four Tower Bridge
200 Barr Harbor Drive, Suite 200
West Conshohocken, PA 19428

If to you: To your last known address in the Company’s personnel records.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(a)Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant, or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change, or restrict, the express terms and provisions of this Agreement.

a.Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

a.Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

a.Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

a.Benefit. All statements, representations, warranties, covenants, and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

a.Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles thereof.

a.Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the Commonwealth of Pennsylvania or of the United States of America. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

a.Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(a)Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

a.No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power, or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

a.Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

MADRIGAL PHARMACEUTICALS, INC.

By: /s/ Bill Sibold
Bill Sibold
Chief Executive Officer

Agreed to and accepted:

/s/ Rebecca Taub, M.D.
Name: Dr. Rebecca Taub

EXHIBIT C

***SEE ATTACHED INDEMNIFICATION AGREEMENT EXECUTED April 4, 2025

Exhibit D

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (the “Agreement”) is entered into as of April 21, 2025 by and between Madrigal Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Dr. Rebecca Taub (“Executive”).

WHEREAS, Executive’s continued service to the Company is very important to the future success of the Company;

WHEREAS, the Company desires to enter into this Agreement to provide Executive with certain financial protection in the event that Executive’s employment terminates under certain circumstances, and thereby to provide Executive with incentives to remain with the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) acting through the Compensation Committee has determined that it is in the best interests of the Company to enter into this Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Definitions.

(a) Cause. As used herein, “Cause” shall include (and is not limited to): (i) dishonesty with respect to the Company or any affiliate, parent or subsidiary of the Company; (ii) insubordination; (iii) substantial malfeasance or nonfeasance of duty; (iv) unauthorized disclosure of confidential information; (v) Executive’s breach of any material provision of any employment, consulting, advisory, non-disclosure, invention, assignment, non-competition, or similar agreement between Executive and the Company; or (vi) conduct substantially prejudicial to the business of the Company or any affiliate, parent or subsidiary of the Company. The Board shall have sole discretion to determine the existence of “Cause’’ and its determination will be conclusive on Executive and the Company; provided that the Board may delegate its power to act under this paragraph (a) to a committee of the Board in which case the determination of such committee shall be conclusive. “Cause” is not limited to events which have occurred prior to the termination of Executive’s service, nor is it necessary that the Board’s finding of “Cause” occur prior to such termination. If the Board determines, subsequent to Executive’s termination of service, that either prior or subsequent to Executive’s termination Executive engaged in conduct which would constitute “Cause,” then Executive shall have no right to any benefit or compensation under this Agreement.

(b) Change of Control. As used herein, a “Change of Control” shall mean the occurrence of any of the following events:

(i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be outstanding immediately after such merger or consolidation; or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) Change in Board Composition. A change in the composition of the Board as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c) Good Reason. As used herein, a “Good Reason” shall mean: (i) Executive, as a condition of remaining an employee of the Company, is required to change the principal location where Executive renders services to the Company to a location more than fifty (50) miles from Executive’s then-current location of employment; (ii) there occurs a material adverse change in Executive’s duties, authority or responsibilities which causes Executive’s position with the Company to carry significantly less responsibility or authority than Executive’s position on the date hereof, or (iii) there occurs a material reduction in Executive’s base salary from Executive’s base salary received on the date hereof, provided that any notice of termination by Executive for Good Reason shall be given by Executive within thirty (30) days of Executive’s becoming aware of the occurrence of the facts giving rise to such Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto.

(d) Base Salary. As used herein, “Base Salary” shall mean Executive’s annual base salary, excluding reimbursements, bonuses, benefits, and amounts attributable to stock options and other non-cash compensation.

2. Severance for Termination by the Company Other than For Cause or by Executive for Good Reason. In the event that (i) Executive’s employment is terminated by action of the Company other than for Cause, or (ii) Executive terminates Executive’s employment for Good Reason, then Executive shall receive the following (A) in part consideration for undertaking the obligations set forth in the Confidentiality and Inventions and Restrictive Covenants Agreement signed and delivered by Executive as of the date thereof and (B) subject to Executive’s execution of a release of claims as described in Section 7:

(a) Severance Payments. Continuation of payments in an amount equal to Executive’s then-current Base Salary for a twelve (12) month period less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments will be made at least monthly).

(b) Separation Bonus. Payment of a separation bonus in an amount equal to the Executive’s target annual bonus, less all customary and required taxes and employment-related deductions, paid in twelve (12) equal monthly installments less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments will be made at least monthly). In no event will the Separation Bonus exceed the total value of one year (i.e., 12 months) target bonus. You will also receive a pro-rata bonus at target for the performance year in which you terminate.

(c) Equity Acceleration. Full acceleration as of the date of termination of vesting of any and all equity awards outstanding immediately prior to termination.

(d) COBRA Payments. Upon completion of the appropriate COBRA (“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) forms, and subject to all the requirements of COBRA, the Company shall continue Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s applicable contribution portion and co-pay, if any, which shall be deducted from Executive’s severance compensation) for the twelve (12) months following Executive’s date of termination, to the same extent that such insurance is provided to similarly situated Company executives, provided that this benefit will cease and the Company will be under no obligation to provide it if Executive has become eligible for coverage under another employer’s group coverage, and Executive hereby agrees to notify the Company promptly and in writing should that occur.

(e) No Duplication. In the event that Executive is eligible for the severance payments and benefits under Section 3 below, Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in this Section 2.

3. Change of Control Severance. In the event that a Change of Control occurs and within a period of one (1) year following the Change of Control either: (i) Executive’s employment is terminated by action of the Company other than for Cause, or (ii) Executive terminates Executive’s employment for Good Reason, then Executive shall receive the following (A) in part consideration for undertaking the obligations set forth in the Confidentiality and Inventions and Restrictive Covenants Agreement signed and delivered by Executive as of the date thereof and (B) subject to Executive’s execution of a release of claims as described in Section 7:

(a) Lump Sum Severance Payment. Within thirty (30) days following Executive’s termination, payment of an amount equal to twelve (12) months of Executive’s then-current Base Salary less all customary and required taxes and employment-related deductions.

(b) Separation Bonus. Within thirty (30) days following Executive’s termination, payment of a separation bonus in an amount equal to the target annual bonus to which Executive may have been entitled for the year in which Executive is terminated, less all customary and required taxes and employment-related deductions.

(c) Equity Acceleration. Full acceleration as of the date of termination of vesting of any and all equity awards outstanding immediately prior to termination.

(d) COBRA Payments. Upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, the Company shall continue Executive’s participation in the Company’s health and dental insurance plans at the Company’s cost (except for Executive’s applicable contribution portion and co-pay, if any, which shall be deducted from Executive’s severance compensation) for the twelve (12) months following Executive’s date of termination, to the same extent that such insurance is provided to similarly situated Company executives. provided that this benefit will cease and the Company will be under no obligation to provide it if Executive has become eligible for coverage under another employer’s group coverage, and Executive hereby agrees to notify the Company promptly and in writing should that occur.

(e) No Duplication. In the event that Executive is eligible for the severance payments and benefits under Section 2 above, Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in this Section 3.

4. No Severance. In the event that Executive’s employment is terminated for any reason other than those outlined in Sections 2 or 3, then Executive shall have no right to any of the severance payments and benefits provided under this Agreement.

5. Distribution Limitation. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (x) the full amount of such Payment; or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after- tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

6. Timing Of Payments. Notwithstanding any other provision with respect to the timing of payments under Sections 2 or 3, if at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Code Section 409A(a)(2)( B)(i) and any successor statute, regulation and guidance thereto (“Code Section 409A”)), then limited only to the extent necessary to comply with the requirements of Code Section 409A any payments to which Executive may become entitled under Sections 2 or 3, which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Sections 2 or 3.

7. Release of Claims. The Company shall not be obligated to pay Executive any of the compensation set forth in Sections 2 and 3, unless and until Executive has executed, and not revoked, a timely full and general release of all claims against the Company and any affiliate, parent or subsidiary, and its and their officers, directors, employees, and agents, in a form satisfactory to the Company. Any payments due pursuant to Sections 2 and 3 of this Agreement shall commence sixty (60) days after the Executive’s last day of employment, at which time Executive shall have no right to revoke any previously executed general release of claims.

8. No Impact on Employment Status. This Agreement is not intended to confer, and shall not be interpreted as conferring, any additional employment rights on Executive, and has no impact on either party’s right to terminate Executive’s employment under contract or applicable law.

9. Enforceability; Reduction. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

10. Notices.
(a) All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy, facsimile, electronic mail, or other electronic transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:
Chief Executive Officer
Madrigal Pharmaceuticals, Inc.
200 Barr Harbor Drive, Suite 200
West Conshohocken, PA 19428

If to Executive:
To Executive’s last known address in the Company’s personnel records.

(b) All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy, facsimile, electronic mail, or other electronic transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11. Entire Agreement/No Duplication of Compensation or Benefits. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof including, but not limited to, any offer letter or employment agreement previously entered into between Executive and the Company. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms of Sections 2 and 3 above shall replace any agreement policy or practice which otherwise would obligate the Company to provide any severance compensation and/or benefits to Executive, provided that this provision shall not be construed to otherwise limit Executive’s rights to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.

12. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto. Any such amendment shall comply with the requirements of Code Section 409A, if applicable.

13. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

14. Assignment. The rights and obligations under this Agreement may be assigned by the Company.

15. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

16. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement will be settled by final and binding arbitration to be conducted in Philadelphia, Pennsylvania pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties, and judgment upon such decision or award may be entered in any court of competent jurisdiction, or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of the Commonwealth of Pennsylvania will govern. Any disagreement as to whether a particular dispute is arbitral under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein. Notwithstanding the foregoing, any right or obligation arising out of or concerning any separate contract or agreement between the parties (including but not limited to any employee, non-competition, non-solicitation, non-disclosure and invention agreement) shall be decided in accordance with the dispute resolution mechanism provided for by such contract or agreement.

17. Governing Law / Jurisdiction / Service of Process. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 16 will be brought in the courts of the Commonwealth of Pennsylvania, County of Montgomery, or of the United States of America for the Eastern District of Pennsylvania, sitting in Philadelphia. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 10.

18. Counterparts. This Agreement may be executed in multiple counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MADRIGAL PHARMACEUTICALS, INC.

By: /s/ Bill Sibold
Name: Bill Sibold
Title: Chief Executive Officer

EXECUTIVE

By: /s/ Rebecca Taub
Name: Dr. Rebecca Taub